Exhibit 10.6

Bonus Arrangement for Vice-President – Product Procurement, Marketing, and Logistics

Fastenal Company’s Vice-President – Product Procurement, Marketing, and Logistics is paid a bonus under an individual bonus arrangement. Under this arrangement, the bonus for any quarter is calculated based on the amount by which the Company’s consolidated pre-tax income for such quarter exceeds the Company’s consolidated pre-tax income for the same quarter in the prior year.